Exhibit 10.1

Second Amendment
To the
Franklin Covey Co.
2004 Non-Employee Directors’ Stock Incentive Plan

On November 7, 2008, the Board of Directors adopted a resolution to amend sections 2.09 and 13 of the 2004 Non-Employee Directors’ Stock Incentive Plan in their entirety to read as follows:

2.09  Date of Grant.

The date an Award is granted to an Eligible Director.  The Date of Grant with respect to Basic Annual Awards will be the date of the Annual Shareholder Meeting of each year during the life of the Plan and the Date of Grant for any Supplemental Grant, shall be a date determined by the board.  If the New York Stock Exchange (“NYSE”) is not open on such date, the Date of Grant will be the next subsequent day on which the NYSE is open.

13.  Annual Grant of Restricted Stock.

The Company will award to each director, on the date of the Annual Shareholder Meeting of each year, a number of Restricted Shares having an aggregate fair market value of $40,000, rounded up to the nearest whole share.